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                                        Frontier Corporation

FRONTIER PRESS RELEASE                  180 South Clinton Avenue
                                        Rochester, NY 14646
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DATE:      AUGUST 16, 1995

CONTACT:   JOHN K. PURCELL, 716-777-7944
           CATHERINE A. DUDA, 716-777-5897 (Media)
           PHILIP H. YAWMAN, 716-777-6179 (Investors)

SUMMARY:   FRONTIER CORPORATION AND ALC COMMUNICATIONS CORPORATION
           COMPLETE MERGER
           Frontier Creates Fifth Largest Long Distance Carrier in the US



Rochester, New York -- August 16, 1995 -- Frontier Corporation
(NYSE:FRO) announced today that shareowners of Frontier and ALC
Communications Corporation (AMEX:ALC) voted to approve the merger of the two companies. The merger, which is expected to be consummated later today, will create the fifth largest long distance carrier in the U.S.

    Under terms of the merger agreement, Frontier will issue two shares of its common stock for each share of ALC's common stock. Based on Frontier's stock price on August 15, the new combined corporation will have a market capitalization of approximately $4.3 billion dollars.

    Combined revenues of Frontier and ALC are approximately $2.1 billion, with more than $1.5 billion generated from long distance services. The "new" Frontier now serves more than 2 million customers nationwide.

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    Ronald L. Bittner, chairman and chief executive officer of
Frontier, said the significant synergies between the two companies produce a powerful and experienced organization that is well positioned to capitalize on the growth opportunities in the rapidly evolving telecommunications industry.

    "The combination of these two companies, along with our other previously completed acquisitions, places Frontier in a leadership position to provide telecommunications services which integrate local, long distance, and wireless services for our customers. We believe strongly that customers value the convenience of one stop shopping," Bittner said.

    Citing the pending Congressional rewrite of telecom legislation, Bittner commented, "The telecommunications industry is gearing up for the biggest change since the divestiture of the Bell System. Our increased size and geographic reach will make it easier for Frontier to take full advantage of the opportunities that will be created in a new era of open and competitive markets. Acquisitions we have made this year, including American Sharecom, WCT Communications, Schneider Communications, Enhanced Telemanagement, and most importantly, the merger with ALC, complement the existing growth in our core businesses and position the new Frontier for even greater growth," Bittner added.

    Since the announcement of the merger on April 10, Frontier and ALC have worked to create a smooth transition of organizations, operations and customers. With today's approvals, management will begin to implement these plans.

 The combined company has consolidated local, long distance and cellular operations with more than 7,400 employees nationwide.

    Frontier common stock will continue to be traded on the New
York Stock Exchange under the symbol "FRO".

    Frontier is a provider of integrated telecommunications solutions to more than 2.0 million customers through its local, long distance and wireless communications operations. The company was chartered in 1920 as Rochester Telephone Corporation and renamed Frontier on January 1, 1995.

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    If you have a fax machine, you can now receive a copy of any
Frontier Corporation press release dating back to July of 1994, free of charge, 24 hours a day. Call 1-800-758-5804, extension
762302 and the automated system will provide you with instructions.

    You can now access Frontier Corporation on the World Wide
Web.

Frontier Corporation World Wide Web address:
http://www.frontiercorp.com

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